CUSTODY AGREEMENT



This agreement (the"Agreement") is entered into as of the 27 day of September
, 2005 by and between Potkul Capital Management LLC (the "Corporation") a cor-poration organized under the laws of the State of New Jersey and having offices at 3633 Hill Rd. 3rd Flr. Parsippany, NJ 07054 acting for and on the behalf of Bread & Butter Fund Inc. (the"Fund") which is operated and maintained by the Corporation for the benefit of the holders of shares of the Fund and Charles Schwab & Co. (the "Intermediary Custodian") having an office at Red Bank,
New Jersey.

Whereas, the Fund and the Intermediary Custodian desire to enter into this Agreement to provide for the custody and safekeeping of the assets of the Fund as required by the Investment Company Act of 1940, as amended (the "Act").

Whereas, the Fund hereby appoints the Intermediary Custodian as custodian of designated Fund securities and moneys at any time owned by the Fund during the term of the Agreement (the "Fund's Assets").

Whereas, the Intermediary Custodian hereby accepts such appointment as Inter-mediary Custodian and agrees to perform the duties thereof as hereinafter set forth.

Therefore, in consideration of the mutual promises hereinafter set forth, the Fund and the Intermediary Custodian agree as follows.





                                   ARTICLE 1

                             Custody of Fund Assets

A. The Intermediary Custodian shall open and maintain a separate brokerage account or accounts in the United States in the name of the Fund and shall hold cash received by it or the account of the Fund in accordance with Rule 17f-4 under the Investment Company Act of 1940. Moneys held by the Interme-diary Custodian on behalf of the Fund may be deposited by the Intermediary Custodian to its credit as Intermediary Custodian in a Money Market account of the Intermediary Custodian. Such moneys shall be deposited by the Inter-mediary Custodian in its capacity as such, and shall be withdrawable by the Intermediary Custodian only in such capacity.

B. The Intermediary Custodian shall hold all securities delivered to it in safekeeping in a separate brokerage account or accounts maintained at Waterhouse Securities Inc. for the Benefit of the Fund.


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                                                         /S/ PM  Initials
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C.  Fund securities which are issued or issuable only in bearer form shall be held by the Intermediary Custodian in that form; all other securities held for the Fund shall be registered in street name at the Intermediary Custodian and maintained in bookkeeping entry by a "Securities depository" which is a "Clearing Corporation" that is registered with the Securities and Exchange Commission as a clearing agency, or a Federal Reserve Bank or other person authorized to operate the federal book-entry system for U.S. Treasury Securities.

D.  The Intermediary Custodian shall not be affiliated with the Fund.

E. The Intermediary Custodian shall exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain such financial assets.

F. The Intermediary Custodian shall provide promptly, upon request by the Fund such reports as are available concerning internal accounting controls and financial strength of Intermediary Custodian.


                                  ARTICLE II

                         Purchase and Sale of Securities


A. The Fund's purchases and sales of securities will be conducted according to those brokerage services offered by the Intermediary Custodian. The Inter-mediary Custodian shall treat all record and other information relating to the Fund, the Fund's portfolio securities and the Funds assets as confiden-tial and shall not disclose any such records or information to any other person unless (i) the Fund consented thereto in writing or (ii) such dis-closure is required by law. The Intermediary Custodian also has an obliga-tion not to use this information for trading purposes.


                                  ARTICLE III

                                  Termination


A. Either of the parties hereto may terminate this Agreement for any reason by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than (90) days after the date of such notice.


                                  ARTICLE IV

                                 Miscellaneous


A. The obligation set forth in this Agreement as having been made by the Fund have been made by the Board of Directors, acting as such Directors for and on the behalf of the Fund pursuant to the authority vested in them under


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     laws of the State of New Jersey. Articles of Incorporation and the By-Laws
     of the Fund. This Agreement has been executed by the Officers of the Fund as officers, and not individually, and the obligations contained herein are not binding upon any of the Directors, Officers, agents or holders of shares personally, but bind only the Fund.


B. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the same formality as this Agreement and authorized and approved by a resolution of the Board of Directors of the Fund.

C. This Agreement shall extend to and shall be binding upon parties thereto, and their respective successors and assign: provided, however, that this Agreement shall not be assignable by the Fund or by the Intermediary Custodian and no attempted assignment by the Fund or the Intermediary Custodian shall be effective without the written consent of the other party hereto.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be Executed by their respective Officers, thereunto duly authorized as of the day and year above written.





Potkul Capital Management LLC

By:/s/ James B. Potkul
    _____________________
Names: James B. Potkul
    _____________________
Title:  President
    _____________________
Date:  09/27/05
    _____________________

Bread & Butter Fund Inc.

By: /s/ Donald McDermott
    ______________________
Name:   Donald McDermott
     _____________________
Title:  Chairman of Board
     _____________________
Date:  09/27/05
     _____________________

Charles Schwab & Company

By: /s/  Paul F. Meinville
     _____________________
Name: Paul F. Meinville
     _____________________
Title: Branch Mgr & VP
     _____________________
Date: 09/27/05
     _____________________


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